Exhibit 99.1

Prospector Capital Corp. Receives Nasdaq Notice Regarding Delayed Form 10-Q Filing

La Jolla, CA – June 1, 2021 – Prospector Capital Corp. (Nasdaq: PRSR) (the “Company”) today announced that it received a notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Q1 2021 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) on or before May 24, 2021, the extended period provided for the filing under Rule 12b-25(b) of the Securities Exchange Act of 1934, as amended. The notice has no immediate effect on the listing or trading of the Company’s units, ordinary shares or warrants on Nasdaq.

Nasdaq has informed the Company that, under Nasdaq’s listing rules, the Company has 60 calendar days from the date of the initial Nasdaq notification letter, or until July 26, 2021, to file the Q1 2021 Form 10-Q with the SEC to regain compliance with Nasdaq’s continued listing requirements. If the Company is unable to file the Q1 2021 Form 10-Q with the SEC by July 26, 2021, the Company is permitted to submit a plan to regain compliance with Nasdaq’s listing rules on or prior to that date.

As the Company reported in its Form 12b-25 filed with the SEC on May 18, 2021, the Company is currently determining the extent to which the April 12, 2021 statement released by the Staff of the SEC relating to the accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”) will impact its financial statements as of and for the fiscal quarter ended March 31, 2021, which will be included in the Q1 2021 Form 10-Q.

The Company is working diligently to complete the Q1 2021 Form 10-Q and expects to file such report as soon as practicable.

Cautionary Note Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including without limitation the Company’s current expectations and intentions with respect to the filing of its Q1 2021 Form 10-Q. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, including the length of time that may be required for the Company to complete its procedures and file the Q1 2021 Form 10-Q, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company's filings with the SEC.

Contact

Derek Aberle

Prospector Capital Corp.

(858) 480-9390